                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             Cedar Income Fund, Ltd.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
    ------------------------------------------------------------------------
               Payment of Filing Fee (Check the appropriate box):

[x]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          ______________________________________________________
     (2)  Aggregate number of securities to which transaction applies:
          ______________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ______________________________________________
     (4)  Proposed maximum aggregate value of transaction: _____________________
     (5)  Total fee paid: _______________________________________________

[ ]  Fee previously paid with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ______________________________________________
     (2)  Form, Schedule or Registration Statement No.: ________________________
     (3)  Filing Party: ________________________________________________________
     (4)  Date Filed: __________________________________________________________

                            Cedar Income Fund, Ltd.
                             44 South Bayles Avenue
                        Port Washington, New York 11050

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 23, 2002

To the Stockholders of Cedar Income Fund, Ltd.

   The 2002 Annual Meeting of Stockholders of Cedar Income Fund, Ltd., a Maryland corporation (the "Company"), will be held at the offices of Cedar Bay Realty Advisors, Inc., 44 S. Bayles Avenue, Port Washington, New York 11050, on September 23, 2002, at 4:00 PM, local time, for the following purposes:

   1. To elect two Class I Directors; and

   2. To approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; and

   3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The Board of Directors has fixed the close of business on August 21, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                                By Order of the Board of Directors




                                /s/ Leo S. Ullman
                                ---------------------
                                Leo S. Ullman
                                Chairman of the Board





Port Washington, New York
August 23, 2002

                             CEDAR INCOME FUND, LTD.
                             44 SOUTH BAYLES AVENUE
                        PORT WASHINGTON, NEW YORK 11050


                          ----------------------------
                                PROXY STATEMENT
                          ----------------------------

   The accompanying Proxy is solicited by the Board of Directors of Cedar Income Fund, Ltd., a Maryland corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on September 23, 2002, at 4:00 PM, local time, or any adjournment thereof, at which stockholders of record at the close of business on August 21, 2002 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

   Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, such stockholder may elect to revoke the prior proxy and to vote such shares personally.

   There has been mailed to each Stockholder of Record, the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2001. It is intended that this Proxy Statement and Form of Proxy will first be sent to stockholders on or about August 23, 2002.

   On August 21, 2002, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 694,411 shares of Common Stock, $.01 par value per share ("Common Stock"). Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The proposals to elect two Directors and to approve the appointment of the independent auditors for 2002 require the affirmative vote of a majority of the shares voted on each such proposal in order to pass. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

   It is expected that the following business will be considered at the Meeting and action taken thereon:

                            1. ELECTION OF DIRECTORS

   Pursuant to the By-Laws of the Company, the Board of Directors of the Company is currently comprised of six members who are divided into three classes serving staggered three-year terms of office. It is proposed to elect at this Meeting two Class I Directors, each to hold office for a three-year term until the 2005 Annual Meeting of Stockholders and until his/her successor is duly elected and qualifies. Remaining Class II and Class III Directors will be elected at the Annual Meetings to be held in 2003 and 2004, respectively, for three-year terms, and until their respective successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a Director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a Director. The following table sets forth certain information with respect to the nominees and also with respect to each Director whose term of office will continue after this Meeting.

                                                        NOMINEES FOR ELECTION

                                                                Principal                              Term of
                                                             Occupation and                          Office Will      Served as a
  Name                         Age                           Positions Held                             Expire       Director Since
  -----                        ---                           --------------                             ------       --------------
J.A.M.H. der Kinderen          62      Mr. der Kinderen, a Director of the Company since 1998,           2002             1998
                                       was Director of Investments of the Rabobank Pension Fund
                                       from 1984 through 1994. He has served, or currently
                                       serves, as Chairman of the Board of Noro America Real
                                       Estate B.V. (1995-present), Noro Amerika Vast Goed B.V.
                                       (1985-present) and Mass Mutual Pierson (M.M.P.) (1988-
                                       1997). Mr. der Kinderen has also served since 1996 as a
                                       director of Warner Building Corporation, a real estate
                                       investment trust.
Frank W. Matheson              58      Mr. Matheson, a Director of the Company since April 2002,         2002             2002
                                       has been involved in the real estate industry for the past
                                       13 years, serving as President and CEO of Homburg Canada
                                       Incorporated, an international real estate company with
                                       holdings in residential, commercial, industrial and retail properties. Prior to that time, he was active in the
                                       general insurance industry. An active community member,
                                       Mr. Matheson is past Chairman of the Halifax School Board
                                       and Halifax Forum Commission. He is presently Vice
                                       Chairman and Director of the Halifax International
                                       Airport. He has also served on other community and
                                       corporate boards. Mr. Matheson is an affiliate of Homburg
                                       Invest Inc., an owner of 150,000 shares of Common Stock of the Company.


                                     DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER MEETING



                                                                Principal                              Term of
                                                             Occupation and                          Office Will      Served as a
  Name                         Age                           Positions Held                             Expire       Director Since
  -----                        ---                           --------------                             ------       --------------
Leo S. Ullman                  63      Mr. Ullman, President and Chairman of the Board of                2004             1998
                                       Directors of the Company, has been involved in real estate property and asset management for approximately 25 years.
                                       He has been Chairman and President of SKR Management Corp.
                                       and Chairman of Brentway Management LLC from 1994 to date.
                                       He has also been President of the Company and of Cedar Bay
                                       Realty Advisors since their formation in 1998, as well as
                                       President and sole director of a number of companies
                                       affiliated with Cedar Bay Company, a principal shareholder of the Company and the sole limited partner of Cedar
                                       Income Fund Partnership, L.P. (the "Operating
                                       Partnership"). Mr. Ullman was first elected as Chairman of the Company in 1998 and served until November 1999. He was re-elected in December 2000. He has been a member of the
                                       New York Bar since 1966 and in private legal practice
                                       until 1998. From 1984 until 1993, Mr. Ullman was a partner in the New York law firm, Reid & Priest, and served as an
                                       initial director of its real estate group. From 1993 until the end of 1998, in addition to his real estate management affiliations, Mr. Ullman was "of counsel" to the New York
                                       office of the law firm Schnader Harrison Segal & Lewis,
                                       LLP.


                                     DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER MEETING


                                                                Principal                              Term of
                                                             Occupation and                          Office Will      Served as a
  Name                         Age                           Positions Held                             Expire       Director Since
  -----                        ---                           --------------                             ------       --------------
Brenda J. Walker               49      Ms. Walker has been Vice President and a Director of the          2004             1998
                                       Company since 1998, and served as its Treasurer from April
                                       1998 until November 1999. She has been Vice President of
                                       SKR Management Corp. since 1994, President of Brentway
                                       Management LLC since 1994, and Vice President of API
                                       Management Services Corp. and API Asset Management, Inc.
                                       from 1992 through 1995. Ms. Walker has been involved in
                                       real estate property and asset management for
                                       approximately twenty-three years.
Everett B. Miller, III         57      Mr. Miller, a Director of the Company since 1998, became a        2003             1998
                                       Member of the Board of Directors of Commonfund Realty,
                                       Inc., a registered investment advisor, in May 2002. Prior
                                       to that, Mr. Miller was the Chief Operating Officer of
                                       Commonfund Realty and the President of Commonfund Realty's
                                       numerous subsidiary corporations. From January 1995
                                       through March 1997, Mr. Miller was the Principal
                                       Investment Officer for Real Estate and Alternative
                                       Investment at the Office of the Treasurer of the State of
                                       Connecticut. Prior thereto, Mr. Miller was employed for 18 years at Travelers Realty Investment Co., at which his
                                       last position was Senior Vice President.
James J. Burns                 62      Mr. Burns, a Director of the Company since April 2001, has        2003             2001
                                       been the Senior Vice President of Wellsford Real
                                       Properties, Inc. since October 1999. He has served as
                                       Chief Financial Officer since December 2000 and prior to
                                       that he was Chief Accounting Officer. Mr. Burns is also a
                                       director of One Liberty Properties, Inc., a net lease real estate investment trust with ownership interests in
                                       various types of properties. Mr. Burns is a Certified
                                       Public Accountant and a member of the American Institute
                                       of Certified Public Accountants. Mr. Burns was previously
                                       a Senior Audit Partner with Ernst & Young's E & Y Kenneth
                                       Leventhal Real Estate Group where he was employed for 25
                                       years, including 23 years as a partner.

   The Board of Directors and Committees of the Board

   The powers of the Company are exercised by, or under authority of, and its business and affairs are managed under the direction of, the Board of Directors. In carrying out its responsibilities, the Board of Directors established an Audit Committee, the members of which are Messrs. der Kinderen, Miller and Burns. The principal functions of the Audit Committee include recommending to the Board of Directors the selection of the independent auditors; consulting with the independent auditors with respect to matters of interest to the Audit Committee; approving the type, scope and costs of services to be performed by the independent auditors; and reviewing the work of those persons responsible for the Company's day-to-day compliance with accounting principles, financial disclosures, income tax laws, internal controls and record keeping requirements. The Board of Directors does not have standing nominating or compensation committees. Special committees of the Board may be appointed from time to time to consider and address specific matters of interest to the Board. During 2001, the Board of Directors held four meetings. Each Director attended all the meetings of the Board of Directors with the exception of one meeting at which one of the Directors was absent. The Audit Committee held five meetings during 2001. With one exception, members of the Audit Committee each attended at least 80% of the meetings of the Committee during 2001. Mr. Burns became a member of the Audit Committee in April 2001 and attended 66% of the meetings in 2001 as from that date.

   Compensation of Directors and Executive Officers

   Ms. Walker and Mr. Ullman, who are each Officers and Directors of the Company, and who are each also affiliated with Cedar Bay Company ("CBC") do not receive any remuneration for their services to the Company other than reimbursement of travel and other expenses incurred in connection with their duties and fees paid by the Company to Cedar Bay Realty Advisors, Inc., a New York corporation ("CBRA"), Brentway Management LLC, a New York limited liability company ("Brentway") and SKR Management Corp., a New York corporation ("SKR") as described below. During 2001, Directors not affiliated with CBC, Mr. Miller, Mr. Burns and Mr. der Kinderen, received a quarterly fee of $1,250 plus $750 for each board meeting attended. Effective January 1, 2002, independent directors' fees were increased to $2,500 per quarter and attendance fees were increased to $1,000 per regular Board meeting and $250 per telephonic Audit Committee meeting.

Certain Relationships

   Purchase of 20% interest in API Red Lion Shopping Center Associates

   On May 31, 2002, Cedar-RL, LLC ("Cedar-RL"), a newly-formed special purpose, wholly-owned subsidiary of the Operating Partnership, purchased from Silver Circle Management Corp. ("Silver Circle"), an affiliate of Leo S. Ullman and CBC (the limited partner of the Operating Partnership and a 27.4% owner of the Company's outstanding shares), a 20% interest in API Red Lion Shopping Center Associates ("Red Lion Associates"), a partnership owned by Leo S. Ullman (as limited partner with an 8% ownership interest) and Silver Circle (as sole general partner with a 92% ownership interest). The purchase price was $1,182,857, of which $295,714 was paid at closing (May 31, 2002) out of the Company's available cash with the balance evidenced by a promissory note (the "Note") payable in three equal annual installments commencing one year after closing and bearing interest at 7.5% due annually with each installment payment. The Note may be prepaid in whole or in part at any time. The security for the Note is a pledge by Cedar-RL of its interest in Red Lion Associates.

   Also on May 31, 2002, Silver Circle and Leo S. Ullman sold an aggregate 69% limited partnership interest in Red Lion Associates to Philadelphia ARC-Cedar LLC ("ARC Cedar") for $4,360,500. As a result of such transactions, Leo S. Ullman will have no continuing ownership interest in Red Lion Associates. The proceeds of sale of Mr. Ullman's interest in Red Lion Associates were used in their entirety to repay certain loans to Silver Circle. Mr. Ullman and Brenda
J. Walker, President and Vice President of the Company, respectively, are officers of Silver Circle, but have no ownership interest in that entity.

   The purchases were determined on an arm's-length basis, based on a valuation of the Red Lion Shopping Center property at approximately $23 million (approximately $6 million above existing first mortgage financing of approximately $17 million). The Company previously commissioned and received on December 14, 2001, an appraisal of the Red Lion Shopping Center from St. John Realty Associates, Inc. at $23.7 million, including the value of a master lease on 49,588 sq. ft. by Silver Circle.

   The Board of Directors of the Company commissioned, and has received, a "fairness" opinion from the investment banking firm, Robert A. Stanger & Co. Inc., with respect to the purchase of the partnership interest in Red Lion Associates by the Operating Partnership.

   SKR, an asset management company wholly-owned by Leo S. Ullman, has received a fee from Silver Circle in connection with the sale of its ownership interest in Red Lion Associates to ARC-Cedar and Cedar-RL in an amount equal to 1% of the sales price not to exceed $100,000. The initial fee payable to SKR, based on cash proceeds of the sales received by Silver Circle, was $43,767. CBRA, the management company which is investment advisor to the Company and to the Operating Partnership, and which is wholly-owned by Mr. Ullman, is generally entitled under the Investment Advisory Agreement between CBRA and the Company to an acquisition fee of 1% of the purchase price of any property acquired by the Company or the Operating Partnership. The fee to which CBRA would otherwise have been entitled with respect to the purchase of the 20% interest in Red Lion Associates by the Operating Partnership has been waived by CBRA.

   Administrative and Advisory Services

   The Company is an "advised" real estate investment trust. Thus, the Company does not have any employees. The Company has contracted with CBRA to provide administrative, advisory, acquisition and divestiture services to the Company pursuant to an Administrative and Advisory Agreement (the "Advisory Agreement") entered into in April 1998, and amended as of August 21, 2000 and January 1, 2002. CBRA is wholly-owned by Leo S. Ullman. Mr. Ullman is President and a director of, and Brenda J. Walker is Vice President of, CBRA. The term of the amended Advisory Agreement commenced as of August 21, 2000, and extends for a period of five years. The Advisory Agreement is automatically renewed annually thereafter for additional one-year periods, subject to the right of a majority of independent directors to cancel the Advisory Agreement upon sixty days' written notice. While Mr. Ullman and Ms. Walker are not employed by the Company, they do receive remuneration from CBRA, Brentway, and SKR, each of which receives fees from the Company.

   Under the Advisory Agreement, CBRA is obligated to: (a) provide office space and equipment, personnel and general office services necessary to conduct the day-to-day operations of the Company; (b) select and conduct relations with attorneys, brokers, banks and other lenders, with accountants (subject to audit committee approval), and with such other parties as may be considered necessary in connection with the Company's business and investment activities, including, but not limited to, obtaining services required in the acquisition, management and disposition of investments, collection and disbursement of funds, payment of debts and fulfillment of obligations of the Company, and prosecuting, handling and settling any claims of the Company; (c) provide property acquisition and disposition services, research, economic and statistical data, and investment and financial advice to the Company; and (d) maintain appropriate legal, financial, tax, accounting and general business records of activities of the Company and render appropriate periodic reports to the Directors and stockholders of the Company and to regulatory agencies, including the Internal Revenue Service, the Securities and Exchange
Commission, and similar state agencies.

   The Advisory Agreement may be terminated (i) for cause upon not less than sixty days' written notice and (ii) by vote of at least 75% of the independent directors at the end of the third or fourth year of such five year term in the event gross assets fail to increase by 15% per annum.

   Pursuant to the Advisory Agreement as in effect through December 31, 2001, CBRA was generally entitled to receive acquisition and disposition fees of 5% of the gross purchase price and 3% of the gross sales price, respectively.

   CBRA had agreed to defer certain acquisition fees to which it may otherwise be entitled with respect to the possible acquisition by the Company or the Operating Partnership of certain properties owned by CBC and/or its affiliates. Further, CBRA had agreed to defer certain fees otherwise payable with respect to the sales in 2001 of the Operating Partnership's Corporate Center East and Broadbent Business Center properties.

   With respect to the sales of these two properties, the Operating Partnership paid to CBRA aggregate disposition fees of $71,600, representing 1% of the sales prices. CBRA agreed with the Board of Directors and management to defer an additional 2% (aggregate $143,200) to which it would otherwise be entitled pursuant to the terms of the agreement, which provided generally that the deferred amounts would be reduced and eventually eliminated if CBRA remained investment advisor to the Company beyond December 31, 2009.

   On December 18, 2001, the Board of Directors approved an Amendment to the Advisory Agreement, reflecting a reduction in acquisition and disposition fees payable to CBRA by the Company. Effective as of January 1, 2002, CBRA will earn a disposition or acquisition fee, as applicable, equal to 1% of the sale/ purchase price; no other fees will be payable in connection with such transactions.

   Pursuant to the Advisory Agreement, CBRA was originally entitled to receive an acquisition fee in the maximum amount of $1,737,500 (5%) with respect to the acquisition of the three supermarket-anchored shopping centers and land parcel acquired on October 9, 2001. Initially, CBRA agreed to accept a cash fee in the amount of $173,750 (one-half of 1%). As for the balance of the fee, CBRA had agreed to (1) waive a portion in the amount of $868,750 (2.5%) and
(2) defer a portion in the amount of $696,000 (2%). Subsequently, with agreement of the Board of Directors, the cash fee portion paid to CBRA was increased to 1% (aggregate $347,500), and the deferred portion was waived in its entirety by CBRA.

   In connection with the sale of Southpoint Parkway Center, a disposition fee of $46,750 was paid to CBRA. This represents 1% of the sales price after adjustments.

   In connection with the acquisition of Loyal Plaza Shopping Center in July 2002, CBRA will receive an acquisition fee of $183,000 (1% of the purchase price), which will be paid by the Company out of available cash flow.

   As a result of the Amendment, it is expected that there will be no further deferrals or waivers of fees payable by the Company to CBRA.

   In 2001, CBRA was paid asset management fees and placement/disposition fees of $163,404 and $419,100, respectively.

   The following is a schedule of acquisition and disposition fees paid and payable by the Company to CBRA reflecting the impact of the amendment and the reduced acquisition and disposition fees related to the shopping centers:


Property                                                 Deferred       Paid       Total
-----------------------------------------------------------------------------------------

2002 Transaction through June 30, 2002
Sale of Southpoint Parkway                             $        --    $ 46,750   $ 46,750
Red Lion Shopping Center (1)                                    --          --         --
Loyal Plaza Shopping Center (2)                                 --          --         --

2001 Transactions
Broadbent Business Center                                  106,000      53,000    159,000
Corporate Center                                            37,200      18,600     55,800
The three supermarket-anchored
 shopping centers (3)                                           --     347,500    347,500

2000 Transaction
Germantown                                                  52,500      22,500     75,000
                                                       ----------------------------------
Total fees                                             $195,700(4)    $488,350   $684,050
                                                       ==================================


---------------
(1) 1% acquisition fee waived by CBRA.
(2) 1% acquisition fee of $183,000 is payable to CBRA.
(3) The three supermarket-anchored shopping centers consist of Academy Plaza, Port Richmond Village and Washington Center (including a development parcel adjacent to Washington Center).
(4) Amount owed if the Administrative and Advisory Agreement with CBRA is not continued beyond December 31, 2004.

   As indicated above, deferred disposition and acquisition fees will be reduced by 50% if CBRA remains investment advisor to the Company for the period after December 31, 2004, but not beyond December 31, 2005. In the event of termination or expiration of the Advisory Agreement after December 31, 2005, such deferred fees payable to Advisor shall be reduced by 10 percentage points for each subsequent calendar year the Advisory Agreement remains in effect, until reduced to zero in any event after December 31, 2009. Any deferred disposition and acquisition fees payable to CBRA will also be waived as of the effective date of termination of services by CBRA if the services of CBRA are terminated voluntarily by CBRA.

   Based on the above, it is probable that a liability has been incurred. However, the liability at this point can only be estimated to be in the range of zero and the full fee. There is no best estimate within the range. This reflects the fact that depending on how long CBRA's services are being used, the ultimate fee amount payable may well be zero. Accordingly, none of the deferred fees have been reflected in the financial statements of the Company.

   In addition to acquisition and disposition fees payable to CBRA, CBRA also receives a monthly administrative and advisory fee equal to 1/12 of 3/4 of 1% of the estimated current value of real estate assets of the Company, plus 1/12 of 1/4 of 1% of the estimated current value of all other assets of the Company.

Property Management Services

   Brentway provides property management, leasing, construction management and loan placement services to the Company's real properties pursuant to a Management Agreement dated April 1998 between Brentway and the Company (the "Management Agreement") and individual management agreements between Brentway and each of the Fund's properties. Brentway is owned by Mr. Ullman and Ms. Walker, who are also Chairman and President of Brentway, respectively. Mr. Ullman is President and Chairman of the Company and Ms. Walker is Vice President and Director of the Company. The term of the Management Agreement is for one year and is automatically renewed annually for additional one-year periods subject to the right of either party to cancel the Management Agreement upon sixty days' written notice. Under the Management Agreement, Brentway is obligated to provide property management services, which include leasing and collection of rent, maintenance of books and records, establishment of bank accounts and payment of expenses, maintenance and operation of property, reporting and accounting for the Company regarding property operations, and maintenance of insurance.

   As discussed above, Brentway has entered into individual management agreements with each entity holding title to the properties owned by the Company. Such individual management agreements are required by the properties' first mortgage lenders and in some instances by the individual partnership agreements. The following table outlines the fees provided in the Management Agreement and the fees provided in each property's management agreement (Greentree Road is vacant land and as such there is no individual management agreement):


                                                 Management   Leasing     Construction     Loan Placement
Subject                                             Fee       Fee [4]    Management Fee         Fee
---------------------------------------------    ----------   -------    --------------    --------------
Management Agreement of April 1998                   5%           6%           N/A              N/A
Academy Plaza [5]                                    4%         4.5%             5%               1%
Port Richmond Village [5]                            4%         4.5%             5%               1%
Washington Center [5]                                4%         4.5%             5%               1%
The Point Shopping Center [5]                        3%         4.5%             5%               1% [1]
Red Lion Shopping Center [2] [5]                     4%         4.5%             5%               1% [1]
Loyal Plaza Shopping Center [3]                      3%           4%             5%             N/A

---------------
[1] Up to a maximum of $100,000.
[2] As of May 31, 2002, 20% of all fees paid to Brentway are in turn paid to ARC-Cedar Manager LLC pursuant to terms of the purchase agreement regarding the acquisition by ARC-Cedar of a 69% limited partnership interest in Red Lion Associates.
[3] Acquired July 2, 2002.
[4] Only if no outside broker.
[5] In the event an outside broker is involved, then the fee to Brentway is generally 2.25%. In the event Brentway can achieve savings vis-a-vis the outside broker's full commission, then Brentway shall be entitled to one-half of the savings on the outside broker's otherwise full commission.

    Administrative and Advisory, Property Management, Leasing and Other Fees
                            Paid to Related Parties:


                                                                                       Years ended
                                                                                       December 31,
                                                                                    2001          2000
                                                                                  --------        -------
Administrative and Advisory Fees
Cedar Bay Realty Advisors, Inc.                                                   $163,404        $97,872
                                                                                  -----------------------
Property Management Fees
Brentway                                                                          $103,149        $69,611
                                                                                  -----------------------
Construction Management Fees
Brentway                                                            (1)           $180,000        $28,239
                                                                                  -----------------------
Leasing Fees
Brentway                                                                          $135,354        $44,063
                                                                                  -----------------------
Legal Fees
Stuart H. Widowski / SKR Management Corp.                           (2)           $181,525        $33,088
                                                                                  -----------------------
Loan Placement Fees
Brentway                                                            (3)           $100,000        $    --
                                                                                  -----------------------

---------------
(1) Brentway was entitled to a construction management fee of 5% of the hard costs of construction ($7,266,835). Brentway agreed on a fee of $200,000 of which $180,000 was paid in 2001.
(2) Fees of $181,525 were paid to Stuart H. Widowski, Esq., SKR's in-house counsel and Secretary of the Company, through SKR, an affiliate of CBRA, Brentway, and Leo S. Ullman, for legal services provided. Of such fee, $85,000 was attributable to the acquisition of the three supermarket-anchored shopping centers and negotiation of the corresponding financing.
(3) A placement fee of $100,000 was paid to Brentway in 2001 for services rendered in obtaining a refinancing of The Point Associates, L.P.'s first mortgage loan.

   Leasing and management fees paid by the Company during these periods were also paid to third parties. Brentway subcontracted with local management companies for site management and leasing services for the Company's office properties in Jacksonville, Florida, and Salt Lake City, Utah, which properties were sold as of May 24, 2002 and May 22, 2002, respectively.

   Legal Services

   SKR Management Corp. is wholly-owned by Leo S. Ullman. Stuart H. Widowski, Esq. through SKR, provides certain legal services to the Company and its properties at rates which the Company believes to be less than those prevailing in the market.

   In 2001, SKR was paid fees for legal services in the amount of $181,525.

Audit Committee Report

   The Audit Committee is comprised of James J. Burns, J.A.M.H. der Kinderen and Everett B. Miller, III, all of whom are independent directors. The Audit Committee operates under a written charter which was adopted by the Board of Directors on June 14, 2000. The Audit Committee recommends and the Board appoints the Company's independent accountants.

   Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility, among other things, is to monitor and oversee these processes.

   In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   The Company's independent accountants also provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the firm's independence. The Audit Committee also considered whether the provision by Ernst & Young LLP of certain other non-audited related services to the Company is compatible with maintaining such auditors' independence.

   Based on the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                Audit Committee:
                                ----------------
                                 James J. Burns
                             J.A.M.H. der Kinderen
                             Everett B. Miller, III

Stockholder Return Performance Presentation

   The following line graph sets forth for the period January 1, 1997 through December 31, 2001, a comparison of the percentage change in the cumulative total stockholder return on the Company's Common Stock compared to the cumulative total return of the Standard & Poor's ("S&P") Stock Index; and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"), the NAREIT Equity REIT Total Return Index.

   The graph assumes that the shares of the Company's Common Stock were bought at the price of $100 per share and that the value of the investment in each of the Company's Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends when paid.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG CEDAR INCOME FUND, LTD. NEW, THE S&P 500 INDEX
                          AND THE NAREIT EQUITY INDEX







                               [GRAPHIC OMITTED]










* $100 invested on 12/31/96 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

                                                            Cumulative Total Return
                                          -------------------------------------------------------------
                                           12/96      12/97      12/98      12/99      12/00      12/01
CEDAR INCOME FUND, LTD. ..............    100.00     165.44     168.96     181.83      85.13     134.60
S & P 500 ............................    100.00     133.36     171.47     207.56     188.66     166.24
NAREIT EQUITY ........................    100.00     120.26      99.21      94.63     119.58     136.24

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth information with respect to each person and group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock as of August 21, 2002. Each such owner has sole voting and investment powers with respect to the shares of Common Stock owned by it.


                                            Number of Shares
Name and Address                           Beneficially Owned   Percent of Class
----------------                           ------------------   ----------------
Cedar Bay Company(1)                           1,890,737              78.9%
c/o SKR Management Corp.
44 South Bayles Avenue
Port Washington, NY 11050

Homburg Invest Inc.                              150,000              21.6%
11 Akerley Boulevard
Halifax, Nova Scotia
Canada B3B1V7


   The following table sets forth the number of shares of Common Stock beneficially owned as of August 21, 2002 by each Director and officer and by all Directors and officers as a group (7 persons).


                                         Amount and Nature
Name                                  of Beneficial Ownership   Percent of Class
----                                  -----------------------   ----------------
Leo S. Ullman ....................           1,896,470(2)(4)          79.1%
James J. Burns ...................               3,333(4)                  (3)
Frank W. Matheson ................                   0(4)               NA
J.A.M.H. der Kinderen ............               3,433(4)                  (3)
Everett B. Miller III ............               3,433(4)                  (3)
Brenda J. Walker .................               3,833(4)                  (3)
Stuart H. Widowski ...............                 500                     (3)
Directors and Officers as a group
  (7 persons) ....................                                    79.2%

Compliance With Section 16(a) of The Exchange Act

   The Company believes that during 2001 all of its officers, Directors and holders of more than 10% of its Common Stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except that each of the five directors failed to file in a timely manner Form 5, reporting on the grant of stock options during 2001. Each of Ms. Walker and Mr. Widowski failed to file a Form 4 reporting two transactions, both relating to the acquisition of 200 shares of Common Stock each. Mr. Ullman failed to file Form 4 reporting three transactions relating to the acquisition of 600 shares of Common Stock. In making this disclosure, the Company has relied solely on written representations of its Directors, officers and more than 10% holders and on copies of reports that have been filed with the Securities and Exchange Commission.

Options Granted

    Effective July 10, 2001, options were granted to each of the then-five Directors to purchase 10,000 shares at $3.50 per share, the stock price as of that date. The options vest over a three year period, commencing one year after grant. None of the options has been exercised.

---------------
(1) Represents 189,737 shares of Common Stock and 1,701,000 Units convertible into shares of Common Stock owned by Cedar Bay Company. Cedar Bay Company is a New York partnership owned 55% by Duncomb Corp., 40% by Lindsay Management Corp. and 5% by Hicks Corp. Mr. Ullman is an executive officer and a Director, but not an owner, of each of those entities.
(2) Mr. Ullman may be deemed to be the beneficial owner of all the shares of Common Stock and Units owned by Cedar Bay Company. Mr. Ullman disclaims beneficial ownership of such securities. Mr. Ullman owns 2,400 shares of the Company's Common Stock.
(3)  Less than 1%.
(4) Includes 3,333 shares of Common Stock issuable on exercise of stock options.

                     2. APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors of the Company has selected Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002. Ernst & Young LLP acted as the Company's auditors in 2001. A representative of Ernst & Young LLP is expected to be available telephonically at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit Fees

   The aggregate fees we were billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for 2001 and the reviews of the financial statements included in our Forms 10-Q for 2001 were $86,500.

Financial Information Systems Design and Implementation Fees

   Ernst & Young LLP did not render any services to us during 2001 related to financial information systems design and implementation. Therefore, we were not billed for any services of that type.

All Other Fees

   The aggregate fees we were billed for 2001 by Ernst & Young LLP for professional services other than those described above under the captions of "Audit Fees" and "Financial Information Systems Design and Implementation Fees" were $46,360, including 3-14 (property acquisition) audits, 8-K and 8-K/ A filings, research, attendance at Audit Committee meetings and out of pocket expenses.

Audit Committee Consideration of these Fees

   Our Audit Committee has considered whether the provision of the services under the category "All Other Fees" is compatible with maintaining the independence of Ernst & Young LLP.

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS.

                                3. OTHER MATTERS

Stockholder Proposals

   Proposals of stockholders intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company on or prior to April 25, 2003 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with such meeting.

Other Business

   At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

                                Leo S. Ullman
                                Chairman of the Board

Dated: August 23, 2002

                                     PROXY

                            CEDAR INCOME FUND, LTD.

            2002 Annual Meeting of Stockholders - September 23, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Cedar Income Fund, Ltd., a Maryland corporation, hereby appoints Leo S. Ullman and Brenda J. Walker and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 4:00 PM on, September 23, 2002, and at any adjournment or adjournments thereof (the "Meeting"), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.
                                                                 --------------
                                                                  SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
                                                                 --------------

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                            CEDAR INCOME FUND, LTD.

                               September 23, 2002

               | Please Detach and Mail in the Envelope Provided |

A /X/ Please mark your
      votes as in this
      example.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                            "FOR" PROPOSALS 1 AND 2.

                      FOR all nominees
                       listed at right
                      (except as marked
                      to the contrary)     WITHHELD
1. To elect 2              / /               / /     Nominees:
   nominees                                               J.A.M.H. der Kinderen
   for Directors:                                         Frank W. Matheson


----------------------------------------------------
       For all nominees except as noted above


                                                                                          FOR     AGAINST      ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as independent auditors for             / /       / /          / /
   the fiscal year ending December 31, 2002.

3. With discretionary authority upon such other matters as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE
VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2002, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY
PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                                                                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    / /

                                                                   MARK HERE IF YOU PLAN TO ATTEND THE MEETING    / /



Signature_____________________________________ Date ___________ Signature_____________________________________ Date ___________
NOTE: Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, trustee or guardian, please give your full title.